Exhibit D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of July 12, 2021 by and between CBRE Acquisition Holdings, Inc., a Delaware corporation (the “Issuer”), and the undersigned (“Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, the Issuer, CBAH Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company, APAM Holdings LLC, a Delaware limited liability company, and Altus Power, Inc., a Delaware corporation (“Altus”), are entering into that certain Business Combination Agreement, dated on or around the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, inter alia, (i) at the First Effective Time, First Merger Sub is to merge with and into Altus pursuant to the First Merger, with Altus surviving as the First Merger Surviving Corporation; and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, at the Second Effective Time, Altus will merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Second Merger Surviving Entity and as a wholly-owned subsidiary of the Issuer, on the terms and subject to the conditions set forth therein (the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer the number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), set forth on Subscriber’s signature page hereto (the “Shares”) for a purchase price of $10.00 per share and an aggregate purchase price as set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, certain other investors (including CBRE Acquisition Sponsor, LLC and its Affiliates (collectively, the “Sponsor”)) (each, an “Other Subscriber”) are entering into separate subscription agreements with the Issuer (each, an “Other Subscription Agreement”), pursuant to which such investors have agreed or will agree to purchase Class A common stock (collectively with the Shares to be purchased hereunder, the “PIPE Securities”) on the Closing Date at the same per share purchase price as Subscriber.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to irrevocably subscribe for and purchase from the Issuer, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”); provided, that Subscriber shall purchase from the Issuer, and the Issuer will sell to the Subscriber, an additional number of shares of Class A common stock that would result in the Purchase Price increasing by an amount (such amount, the “Backstop Amount”) that is equal to the aggregate redemption price for all shares of Class A common stock submitted by the Issuer’s public shareholders for redemption in connection with the consummation of the Transactions; provided, further, that in no event will the Backstop Amount exceed $150,000,000.00. As used in this Subscription Agreement (except where the context otherwise requires), “Purchase Price” shall refer to the aggregate purchase price set forth on Subscriber’s signature page hereto as increased by the Backstop Amount, if any, and “Shares” shall refer to the number of shares of Class A common stock set forth on Subscriber’s signature page hereto as increased by the number of Shares equal to the Backstop Amount, if any, divided by $10.00, in each case after giving effect to rounding to eliminate the purchase or issuance of partial shares of Class A common stock. Concurrent with the execution of this Subscription Agreement, the Issuer shall, upon Subscriber’s request, provide to the Subscriber: (i) a duly completed and executed Internal Revenue Service Form W-9 or Form W-8BenE, as applicable and (ii) the names, telephone numbers and email addresses of two Issuer contacts to be used for wiring verification purposes.

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to enter into or timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any breach or violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over Subscriber or, if applicable, any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule I hereto, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I hereto).

2.1.5 Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend, or each register for the Shares in book entry form shall contain a notation, to such effect. Subscriber understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

2.1.6 Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Blackstone Securities Partners L.P. (collectively, the “Placement Agents”), the Issuer, Altus, or any of their respective affiliates or any control persons, officers, directors, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements made by the Issuer and expressly set forth in this Subscription Agreement.

2.1.7 Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a violation of any applicable Similar Law (as defined below).

2.1.8 In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, Altus and the Transactions, and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has received access to, and has had an adequate opportunity to review (i) the Issuer’s filings with the Securities and Exchange Commission (the “Commission”) and (ii) a presentation with respect to Altus provided to Subscriber by the Issuer (the “Target Disclosure”). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber further acknowledges that any information contained in Target Disclosure is preliminary and subject to change, and that any changes to the information contained in the Target Disclosure, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Issuer, Altus or the quality or value of the Shares, and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Issuer or Altus which Subscriber agrees need not be provided to it. In connection with the issuance of the Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted or shall be construed to have acted as a financial advisor or fiduciary to Subscriber. Subscriber agrees that (a) none of the Placement Agents will have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with this offering or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Issuer, Altus or the offering, and (b) no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, the Issuer or any other person or entity), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the offering.

2.1.9 Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representatives. The Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representatives. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) if not an individual, is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. If the Subscriber is not an individual, Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.11 Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13 Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of any country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable laws. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required by applicable law, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

2.1.14 If Subscriber is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to Title I of ERISA or Section 4975 of the Code but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or (iii) an entity whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i), (ii) and (iii) subject to the fiduciary or prohibited transaction provisions of ERISA, Section 4975 of the Code or Similar Laws (each of the foregoing described in clauses (i), (ii), (iii) and (iv) referred to as a “Plan”), Subscriber represents and warrants that it has not relied on the Issuer or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

2.1.15 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s common stock prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.16 No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase of Shares by Subscriber hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401.

2.1.17 Subscriber has (or has access to), and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber was not formed for the purpose of acquiring the Shares.

2.1.18 Subscriber agrees that, from the date of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by Subscriber or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any securities of the Issuer prior to the Closing (or earlier termination of this Subscription Agreement in accordance with its terms), whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Issuer, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided that, for the avoidance of doubt, this Section 2.1.18 shall not apply to (a) any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Agreement or (b) ordinary course, non-speculative hedging transactions (including hedging transactions that lock in profits or mitigate downside risks on the Shares). Nothing in this Section 2.1.18 prohibits any other investment portfolios of the Subscriber that have no knowledge (constructive or otherwise) of this Subscription Agreement or of Subscriber’s participation in this transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales or engaging in other hedging transactions; provided that neither Subscriber nor any of its affiliates with such knowledge have directed or otherwise caused such investment portfolios or other affiliates to become involved with, enter into, or engage in, short sales or other hedging transactions involving the Issuer. The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Subscriber effecting a pledge of Shares shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Subscription Agreement; provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge.

2.1.19 Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.19, “Rule 506(d) Related Party” shall mean a person or entity that is a direct beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.

2.1.20 No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.1.21 If Subscriber is an individual, then the Subscriber resides in the state or province identified in the address of the Subscriber set forth on the signature page hereto. If Subscriber is not an individual, then the office or offices of Subscriber where its principal place of business is located is identified in the address or addresses of Subscriber set forth on the signature page hereto.

2.1.22 If Subscriber is an individual, Subscriber acknowledges and agrees that none of the Placement Agents nor any of their respective affiliates or control persons, officers, directors, employees, agents or representatives is acting as the Issuer’s placement agent in connection with the offer and sale of the Shares to Subscriber. If Subscriber is an individual, Subscriber further acknowledges and agrees that none of the Placement Agents nor any of their respective affiliates or control persons, officers, directors, employees, agents or representatives participated in any communication or other activities with Subscriber with respect to this transaction or any offer or sale of Shares to Subscriber or made any recommendation to Subscriber in respect of the Shares.

2.1.23 If Subscriber is not an individual, Subscriber is aware that Morgan Stanley & Co. LLC is acting as one of the Issuer’s placement agents in connection with the proposed offer and sale of the Shares and Morgan Stanley & Co. LLC is also acting as financial advisor to the Issuer in connection with the Issuer’s proposed acquisition of Altus.

2.1.24 If Subscriber is not an individual, Subscriber is aware that Citigroup Global Markets Inc. is acting as one of the Issuer’s placement agents in connection with the proposed offer and sale of the Shares and Citigroup Global Markets Inc. is also acting as financial advisor to Altus in connection with the Issuer’s proposed acquisition of Altus.

2.1.25 If Subscriber is not an individual, Subscriber is aware that J.P. Morgan Securities LLC is acting as one of the Issuer’s placement agents in connection with the proposed offer and sale of the Shares and J.P. Morgan Securities LLC is also acting as financial advisor to the Issuer in connection with the Issuer’s proposed acquisition of Altus.

2.2 Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1 The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2 The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation or bylaws (as amended or restated from time to time) or under the DGCL.

2.2.3 This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of the Issuer to enter into or timely perform its obligations under this Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any breach or violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5 Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares pursuant to this Subscription Agreement under the Securities Act.

2.2.6 Neither the Issuer nor any person acting on its behalf (including, without limitation, the Placement Agents, any of their respective affiliates or control persons, officers, directors, employees, agents or representatives) has conducted any general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.7 Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of certain shares of Class A common stock. Neither the Issuer nor any of its Affiliates has entered into any side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber or other investor in connection with the transactions contemplated by the Other Subscription Agreements, other than (a) Other Subscription Agreements, (b) that certain letter agreement with the anchor investor named therein (the “Anchor Investor”)1 dated on or about the date hereof, (c) in the case of the Sponsor, certain affiliates of Altus and the Anchor Investor, the Investor Rights Agreement, and (d) the Business Combination Agreement. Other than with respect to the Other Subscription Agreement with the Sponsor, no Other Subscription Agreement includes or will include terms and conditions more advantageous to any Other Subscriber than to Subscriber hereunder and the Other Subscription Agreements reflect the same purchase price per share. The Other Subscription Agreements have not been amended in any material respect that would result in a violation of the previous sentence.

2.2.8 The authorized capital stock of the Issuer immediately prior to the Closing will consist of 261,000,000 shares of capital stock as follows: (a) 250,000,000 shares of Class A common stock, (b) 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof, and as of immediately prior to the completion of the Transactions (prior to giving effect to (x) any redemption of any Class A common stock held by the Issuer’s public shareholders in connection with the consummation of the Transactions and (y) the issuance of the PIPE Securities): (i) no Preferred Shares are and will be issued and outstanding; (ii) 40,250,000 shares of Class A common stock are and will be issued and outstanding; (iii) 2,012,500 shares of Class B common stock are and will be issued and outstanding; (iv) up to 9,366,667 warrants to purchase up to an aggregate of 9,366,667 shares of Class A common stock (including up to 2,000,000 warrants to be issued in connection with the Second Amended and Restated Promissory Note, dated as of February 16, 2021, by and between the Issuer and the Sponsor) (the “Private Placement Warrants”) are and will be outstanding; and (v) 10,062,500 redeemable warrants to purchase an aggregate of 10,062,500 shares of Class A common stock (the “Public Warrants”) are and will be outstanding. All (i) issued and outstanding shares of Class A common stock and Class B common stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A common stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. Other than the First Merger Sub and Second Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents (as

[1]	Note to Draft: Anchor Investor who has nomination rights with respect to one director, separate from the CBRE director nominee.

defined below) and (B) as contemplated by the Business Combination Agreement and the Ancillary Agreements.

2.2.9 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber contemplated by this Subscription Agreement and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Issuer in connection with such offer and sale of Shares contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws.

2.2.10 The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Issuer makes no such representation or warranty with respect to the proxy statement and registration statement to be filed by the Issuer with respect to the Transactions or with respect to any other information relating to Altus or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. Subscriber acknowledges that (i) the staff of the Commission issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) the Issuer continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Documents, and (iii) any restatement, revision or other modification of the SEC Documents in connection with such review of the Statement or any subsequent related agreements or other guidance from the staff of the Commission shall be deemed not material for purposes of this Subscription Agreement.

2.2.11 The Issuer is in compliance with all applicable law, except where such non-compliance would not have an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with, or is in default or violation of, any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect.

2.2.12 As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement.

2.2.13 No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.

2.2.14 The issued and outstanding shares of Class A common stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on The New York Stock Exchange (“NYSE”) under the symbol “CBAH.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by NYSE or the Commission with respect to any intention by such entity to deregister the Class A common stock or prohibit or terminate the listing of the Class A common stock on NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act.

3. Settlement Date and Delivery.

3.1 Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions; provided that, it is understood and agreed that such date must be a day that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in New York, New York. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied and the closing of the Transactions to occur (the “Closing Date”), (a) on the Closing Date, Subscriber shall, at Subscriber’s sole option, (i) deliver to the Issuer immediately prior to the Closing, the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice; provided that prior to the delivery of the Closing Notice, the Issuer may establish an escrow account in the United States with a nationally recognized financial institution selected by the Issuer for purposes of holding the Purchase Price for purposes of consummating the Transactions (it being understood that the costs and expenses of the escrow account shall be borne by the Issuer); provided, further, that Subscriber shall use reasonable best efforts to cooperate with the Issuer in the establishment of such account (including by timely complying with all “know your customer” and similar requirements for establishment of such account and executing any necessary instruments or documentation) and, to the extent such account is so established, cause the Purchase Price to be delivered to such escrow account at least two (2) Business Days prior to the Closing Date for release to the Issuer at the Closing (“Option One”) or (ii) deliver to the Issuer the Purchase Price against delivery of the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice (which account shall not be an escrow account) and (b) prior to release of payment of the Purchase Price by Subscriber, the Issuer shall issue and deliver to Subscriber (i) the Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under applicable securities laws), in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) and (2) a copy of the records of the Issuer’s transfer agent (the “Transfer Agent”) evidencing the issuance of the Shares to Subscriber (or its nominee in accordance with its delivery instructions) as the registered holder of the Shares on and as of the Closing Date (“Option Two”). Notwithstanding the preceding sentence, if the Subscription Agreement has not otherwise been terminated in accordance with its terms, (i) a failure to close on the Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. In the event Subscriber has elected Option One above, at the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “Business Day” means a day other than a

Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close. Each register and book entry for the Shares shall contain a notation with a legend substantially to the effect described in Section 2.1.5 hereof. If the Transaction is not consummated on or prior to the fifth (5th) Business Day after the Closing Date, the Issuer shall promptly (but not later than two (2) Business Days thereafter) return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber.

3.2 Conditions to Closing of the Issuer.

The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the Closing Date, of each of the following conditions:

3.2.1 Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the consummation of the Transactions.

3.2.2 Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.

3.2.3 Closing of the Transactions. All conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and such Transactions will be consummated immediately following the Closing.

3.2.4 Legality. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.2.5 Investor Representation Letter. If Subscriber is not an individual, Subscriber shall have delivered to the Placement Agents a signed copy of the investor representation letter addressed to the Placement Agents in the form of Exhibit 1 attached hereto and dated as of the Closing Date.

3.3 Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1 Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the consummation of the Transactions; provided that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to the Issuer’s obligations under the Business Combination Agreement to fail to be satisfied or would also be a breach of a representation, warranty, covenant or obligation of the Issuer in the Business Combination Agreement, this condition shall nevertheless be deemed satisfied in the event the condition in Section 3.2.3 hereof is satisfied.

3.3.2 Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Agreement.

3.3.3 Legality. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.3.4 Business Combination Agreement. The terms of the Business Combination Agreement (including the conditions thereto) shall not have been amended or waived in a manner that would reasonably be expected to be materially adverse to the economic benefits the Subscriber reasonably expects to receive under this Subscription Agreement.

3.3.5 Listing. The Shares shall have been approved for listing on NYSE, subject to official notice of issuance.

4. Registration Rights Agreement.

4.1 The Issuer agrees that, within 45 calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares (such Shares, and any other equity security of the Issuer issued or issuable with respect to such Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the filing thereof and (ii) the 10th Business Day after the date the Issuer is notified (in writing) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness

Date shall be extended by the same amount of days that the Commission remains closed for operations; provided, further, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholder questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. The Issuer agrees that the Issuer will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective at least until the earliest of (i) four (4) years from the issuance of the Shares, (ii) the date on which Subscriber no longer owns any Shares acquired pursuant to this Agreement or (iii) the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144(c)(1) or Rule 144(i)(2), as applicable (the “Registration Period”). Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to the Issuer (or its successor) upon request to assist the Issuer in making the determination described above. The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Issuer becomes eligible to use such Form S-3. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Class A common stock which is equal to the maximum number of shares as is permitted to be registered by the Commission. In such event, the number of shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such additional Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.

4.2 In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

4.2.1 except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions during the Registration Period;

4.2.2 advise Subscriber within five (5) Business Days:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth in this Section 4.2.2, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;

4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Class A common stock is then listed.

4.2.6 upon the Subscriber’s request, deliver all the necessary documentation reasonably requested by the Issuer’s transfer agent to (i) remove the legend set forth above in Section 2.1.5, as promptly as practicable and no later than five (5) business days after such request and (ii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company (“DTC”), at the Subscriber’s option, provided that in each case (a) such Shares are registered for resale under the Securities Act and the Subscriber has sold such Shares pursuant to such registration or (b)(A) the Subscriber has sold or transferred Shares pursuant to Rule 144 and (B) the Issuer, its counsel or the Transfer Agent have received customary representations and other documentation from the Subscriber and its broker that is reasonably necessary to establish that such restrictive legend is no longer required as reasonably requested by the Issuer, its counsel or the Issuer’s transfer agent (the “Legend Documents”). If the legend set forth above in Section 2.1.5 is no longer required for the Shares pursuant to the foregoing, the Issuer shall, reasonably promptly following any request therefor from Subscriber accompanied by such Legend Documents, deliver to its transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for the Shares. The Issuer shall be responsible for the fees of the transfer agent and its counsel and any fees of DTC incurred in connection with such legend removal requests.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period; and, provided, further, that Issuer shall use commercially reasonable efforts to make the Registration Statement available for sale by Subscriber of its Shares as soon as practicable following any such suspension. Upon receipt of any written notice (which notice shall not contain any material non-public information) from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4 The Issuer shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, investment advisers and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party. Notwithstanding the forgoing, the Issuer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Issuer.

4.5 Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement or selling stockholder named in the Registration Statement, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber.

4.6 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.7 The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.8 If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.9 from any person or entity who was not guilty of such fraudulent misrepresentation.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) May 31, 2022 if the Closing shall not have occurred on or before such date; provided that nothing herein will relieve any party from liability for any Willful Breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Prior to the Closing, the Issuer shall promptly notify Subscriber if the Business Combination Agreement is terminated. Upon the termination of this Subscription Agreement in accordance with this Section 5, any monies paid by the Subscriber to the Issuer in connection herewith shall be promptly (and in any event within five (5) Business Days after such termination) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

6. Miscellaneous.

6.1 Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional reasonable actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1 Subscriber and the Issuer acknowledge that Subscriber, the Issuer and the Placement Agents (as third party beneficiaries and solely with respect to Section 2, Section 6 and Section 9 hereof on their own behalf, and not on behalf of Altus) will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, each of Subscriber and the Issuer agrees to promptly notify the other party and the Placement Agents if any of its acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

6.1.2 Each of the Issuer, the Subscriber, Altus and the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 6.1.2 shall not give Altus any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Altus be entitled to rely on any of the representations and warranties of the Issuer set forth in this Subscription Agreement.

6.1.3 Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.1.4 The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may reasonably be requested.

6.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Attention:         Cash Smith

Email:              Cash.Smith@cbre.com

with a required copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:         Mark Pflug and William Brentani

Email:              mpflug@stblaw.com and wbrentani@stblaw.com

(iii) if to Altus, to it at its address set forth in the Business Combination Agreement, with a required copy (which copy shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:         Carl P. Marcellino

Email:               carl.marcellino@ropesgray.com

6.3 Entire Agreement. This Subscription Agreement (together with, in the case of the Sponsor, the Investor Rights Agreement) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4 Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party; provided, however, that no amendment, modification, supplement or waiver by the Issuer of the provisions of this Subscription Agreement shall be effective without the prior written consent of Altus (other than amendments, modifications, supplements or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement).

6.5 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the other party hereto (other than the Shares acquired hereunder, if any, and the Subscriber’s rights under Section 4 hereof, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any Affiliate of Subscriber (including, if Subscriber is an investment fund or account, any other investment fund or account managed by the same investment manager as Subscriber), without the prior written consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder.

6.6 Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

6.7 Governing Law. This Subscription Agreement, the Subscription and all claim or causes of action based upon, or arising out of, or related to this Subscription Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

6.8 Consent to Jurisdiction; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall only be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Remedies.

6.11.1 The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the Issuer to cause the issuance and sale of the Shares and other transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.11.2 The parties acknowledge and agree that this Section 6.11 is an integral part of the issuance and sale of the Shares and other transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.12 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.13 No Broker or Finder. Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.14 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Subscription Agreement or any document to be signed in connection with this Subscription Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the issuance and sale of the Shares and other transactions contemplated hereunder by electronic means.

6.16 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.17 Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto by virtue of the authorship of any of the provisions of this Subscription Agreement.

6.18 Several and Not Joint. The obligations of the Subscriber and each Other Subscriber in connection with the PIPE Securities are several and not joint, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber in connection with the PIPE Securities. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscriber and any Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

7. Cleansing Statement; Disclosure.

7.1 The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K disclosing, to the extent not previously publicly disclosed, (i) any material non-public information provided by the Issuer or its officers and directors to the Subscriber and (ii) all material terms of the issuance and sale of the Shares and other transactions contemplated hereby and the Other Subscription Agreements executed and delivered at such time and the Transactions, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, the Placement Agents, or any of their respective affiliates in connection with the transactions contemplated hereby.

7.2 Subscriber hereby consents to the publication and disclosure in (x) the Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Business Combination Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, only to the extent required by the federal securities laws or the Commission, and (y) any other documents or communications provided by the Issuer to any Governmental Authority or to securityholders of the Issuer, in each case, only to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, a copy of this Subscription Agreement; provided that the Issuer shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure under the foregoing clauses (x) and (y), and shall reasonably consult with Subscriber regarding such disclosure. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not publicly disclose the name of Subscriber or any of its affiliates or investment advisers, other than to the Issuer’s and Altus’s respective lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer or Altus that is necessary for any regulatory application or filing to be made or approval required in connection with the Transactions (including filings with the Commission), to the extent readily available and, if such information is not already public, the Issuer agrees to keep such information confidential and disclose only such information as is required with respect to such filing.

8. Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

9. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that none of the Sponsor, Altus, the Placement Agents (including, without limitation, any of the Placement Agents’ respective affiliates or control persons, officers, directors, employees, agents or representatives) or any Other Subscriber (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber) shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

10. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until the second anniversary of the Closing Date, the Issuer agrees to:

10.1.1 make and keep public information available, as those terms are understood and defined in Rule 144;

10.1.2 file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

10.1.3 furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

If the Shares are eligible to be sold without restriction under Rule 144 under the Securities Act, then at Subscriber’s request in connection with a transfer of Shares, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.5. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided that, notwithstanding the foregoing, the Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

11. Tax Matters. Subscriber agrees to complete and return with this Subscription Agreement, and to update as necessary, a valid and properly executed Internal Revenue Service (“IRS”) Form W-9 or W-8, as applicable. Subscriber further agrees that, in the event that (i) the information contained on such IRS Form W-9 or W-8 is no longer true and correct or (ii) upon reasonable request of the Issuer, Subscriber will provide a new IRS Form W-9 or W-8 to the Issuer.

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

ISSUER:

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ Cash J. Smith
Name:	Cash J. Smith
Title:	President, Chief Financial Officer and Secretary

[Signature Page to Subscription Agreement between Subscriber and CBRE Acquisition Holdings, Inc.]

Accepted and agreed:

SUBSCRIBER:

Signature of Subscriber:		Signature of Joint Subscriber, if applicable:

By:	/s/ Emma E. Giamartino	By:
	Name: Emma E. Giamartino		Name:
	Title: Executive Vice President,		Title:
Corporate Development

Name of Joint Subscriber, if applicable:

Name of Subscriber:
CBRE Acquisition Sponsor, LLC	(Please print. Please indicate name and capacity
(Please print. Please indicate name and capacity	of person signing above)
of person signing above)

Joint Subscriber’s EIN:

Subscriber’s EIN:	[ ]

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address: [ ]

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship	☐ Tenants-in-Common	☐ Community Property

Business Address—Street		Mailing Address – Street (if different)

2100 McKinney Avenue, Suite 1250

City, State, Zip: Dallas, Texas		City, State, Zip:

Attn: Cash Smith		Attn:

Telephone No.: [ ]		Telephone No.:

Facsimile No.: N/A		Facsimile No.:

Aggregate Number of Shares subscribed for (prior to any increase pursuant to Section 1, if applicable): 7,000,000

Aggregate Purchase Price (prior to any increase pursuant to Section 1, if applicable): $ 70,000,000

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing if required, to the account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement between Subscriber and CBRE Acquisition Holdings, Inc.]

Schedule I

ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER

FOR INDIVIDUALS:

1.	INDIVIDUAL ACCREDITED INVESTOR STATUS:
(Please	check the applicable subparagraphs):

1.

☐ I am an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) under the Securities Act of 1933, as amended (the “Securities Act”)) for one or more of the following reasons (Please check the applicable subparagraphs):

☐ A natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating net worth under this item, (A) such person’s primary residence shall not be included as an asset; (B) indebtedness that is secured by such person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (C) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability. For the purposes of calculating joint net worth in this item, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent and assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard of this item does not require that the securities be purchased jointly.

☐ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with such person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

FOR ENTITIES:

1.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please	check the applicable subparagraphs):

1.	☒ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

2.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please	check the applicable subparagraphs):

1.	☒ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) for one or more of the following reasons (Please check the applicable subparagraphs):

☐	We are a bank as defined in section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity.

☐	We are a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

☐	We are an investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940, as amended (the “Advisors Act”) or registered pursuant to the laws of a state.

☐	We are an investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Advisers Act.

☐	We are an insurance company as defined in section 2(a)(13) of the Securities Act.

☐	We are an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), or a business development company as defined in section 2(a)(48) of the 1940 Act.

☐	We are a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

☐	We are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act.

☐

We are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

☐

We are an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

☐	We are a private business development company as defined in section 202(a)(22) of 1940 Act.

☒

We are an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

☐

We are a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act.

3.	AFFILIATE STATUS

(Please check the applicable box)

THE SUBSCRIBER:

☒ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by the Subscriber and constitutes a part of the Subscription Agreement

Exhibit I

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Citigroup Global Markets Inc.

390 Greenwich St.

New York, NY 10013

J.P. Morgan Securities LLC

383 Madison Ave.

New York, NY 10179

Blackstone Securities Partners L.P.

345 Park Ave.

New York, NY 10154

Re: Purchase of shares of Class A common stock, par value $0.0001 per share (the “Shares”) issued by CBRE Acquisition Holdings, Inc. (the “Issuer”)

Ladies and Gentlemen:

In connection with the offer and sale of the Securities to be issued by the Issuer, we represent, warrant, agree and acknowledge as follows:

1. No disclosure or offering document has been prepared in connection with the offer and sale of the Shares by Morgan Stanley Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Blackstone Securities Partners L.P. (collectively, in their capacity as such, the “Placement Agents”) or any of their affiliates.

2. (a) We have conducted our own investigation of the Issuer and the Shares and we have not relied on any statements or other information provided by the Placement Agents concerning the Issuer or the Share or the offer and sale of the Shares, (b) we have had access to, and an adequate opportunity to review, financial and other information as we deem necessary to make our decision to purchase the Shares, (c) we have been offered the opportunity to ask questions of the Issuer and received answers thereto, as we deemed necessary in connection with our decision to purchase the Shares and (d) we have made our own assessment and have satisfied ourselves concerning the relevant tax and other economic considerations relevant to our investment in the Shares.

3. Each Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer or the Shares or the accuracy, completeness or adequacy of any information supplied to us by the Issuer.

4. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as our financial advisor or fiduciary.

5. We are (x) a qualified institutional buyer (as defined in Rule 144A of the Securities Act of 1933 as amended (the “Securities Act”)), or (y) an accredited investor (as defined in Rule 501 of the Securities Act). Accordingly, we understand that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

6. We (i) are an institutional account as defined in FINRA Rule 4512(c), (ii) are a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) have exercised independent judgment in evaluating our participation in the purchase of the Shares. Accordingly, we understand that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

7. We are aware that the sale to us is being made in reliance on a private placement exemption from registration under the Securities Act and are acquiring the Shares for our own account or for an account over which we exercise sole discretion for another qualified institutional buyer or accredited investor.

8. We are able to fend for ourselves in the transactions contemplated herein; have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Shares; and have the ability to bear the economic risks of our prospective investment and can afford the complete loss of such investment.

9. The Shares have not been registered under the Securities Act or any other applicable securities laws, are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.

Very truly yours,

[NAME OF SUBSCRIBER]

By: ____________________
Name:
Title:

Date: , 2021